Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS ELECTION OF JOHN THODE TO BOARD

OF DIRECTORS AND CREDIT LINE EXTENSION

Elk Grove Village, IL (February 10, 2005) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported the election of Mr. John Thode to the Company’s Board of Directors and the extension of its credit line to 2006.

During January, ISCO announced the addition of John Thode as President and Chief Executive Officer. On February 9th, Mr. Thode was elected to the Company’s Board of Directors.

Additionally, ISCO and its lenders agreed to an extension of the existing credit line that was scheduled to be due April 1, 2005. The line has been extended for one year, to April 1, 2006. The rate of interest during the extension period will be 9%. No warrants or other inducements were issued as a result of this financing.

“Securing adequate working capital is critical to the execution of any business plan, ours included,” said Mr. Thode. “I’m pleased that we were successful in negotiating this extension with our lenders. I believe it reflects well on some of the significant strides that ISCO has made, and the potential of this company going forward.”

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain current financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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